SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                        Brush Engineered Materials Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    117421107
                                 (CUSIP Number)

                                October 19, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                              (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 117421107                   13G                   Page 2 of 12 Pages

----------------------------------------------------------------------------
       (1)   NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)
                                            Tontine Capital Partners, L.P.
-----------------------------------------------------------------------------
       (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
       (3)   SEC USE ONLY
-----------------------------------------------------------------------------
       (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                   -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                  397,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                  -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                  397,100
-----------------------------------------------------------------------------
       (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON                             397,100
-----------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED BY
             AMOUNT IN ROW (9)                  2.1%
-----------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                               PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 117421107                   13G                   Page 3 of 12 Pages

----------------------------------------------------------------------------
       (1)   NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)
                                           Tontine Capital Management, L.L.C.
-----------------------------------------------------------------------------
       (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
       (3)   SEC USE ONLY
-----------------------------------------------------------------------------
       (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                  -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                  397,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                  -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                  397,100
-----------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                  397,100
-----------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               2.1%
-----------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 117421107                 13G                    Page 4 of 12 Pages

----------------------------------------------------------------------------
       (1)   NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSONS (ENTITIES ONLY)
                                           Tontine Partners, L.P.
-----------------------------------------------------------------------------
       (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
       (3)   SEC USE ONLY
-----------------------------------------------------------------------------
       (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                  -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                  561,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                  -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                  561,100
-----------------------------------------------------------------------------
      (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                  561,100
-----------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT
             IN ROW (9)
                                               3.0%
-----------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 117421107                   13G                   Page 5 of 12 Pages

----------------------------------------------------------------------------
       (1)   NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)
                                           Tontine Management, L.L.C.
-----------------------------------------------------------------------------
       (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
       (3)   SEC USE ONLY
-----------------------------------------------------------------------------
       (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                  -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                  561,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                  -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                  561,100
-----------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                  561,100
-----------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               3.0%
-----------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 117421107                   13G                   Page 6 of 12 Pages

----------------------------------------------------------------------------
       (1)   NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)
                                          Tontine Overseas Associates, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                  -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                  329,200
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                  -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                  329,200
-----------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                  329,200
-----------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               1.7%
-----------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 117421107                   13G                   Page 7 of 12 Pages

----------------------------------------------------------------------------
       (1)    NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)
                                                    Jeffrey L. Gendell
-----------------------------------------------------------------------------
       (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
       (3)   SEC USE ONLY
-----------------------------------------------------------------------------
       (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                  -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                  1,287,400
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                  -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                  1,287,400
-----------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                  1,287,400
-----------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               6.8%
-----------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 117421107                  13G                    Page 8 of 12 Pages

Item 1(a).   Name of Issuer:

      The name of the issuer is Brush Engineered Materials Inc. (the "Company").

Item 1(b).   Address of Issuer's Principal Executive Offices:

      The Company's principal executive offices are located at 17876 St. Clair Avenue, Cleveland, Ohio 44110.

Item 2(a).   Name of Person Filing:

      This statement is filed by:
          (i) Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP") with respect to the shares of Common Stock directly owned by it;
         (ii) Tontine Capital Management, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TCM"), with respect to the shares of Common Stock directly owned by TCP;
        (iii) Tontine Partners, L.P., a Delaware limited partnership ("TP") with respect to the shares of Common Stock directly owned by it;
         (iv) Tontine Management, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TM"), with respect to the shares of Common Stock directly owned by TP;
          (v) Tontine Overseas Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TOA"), which serves as investment manager to Tontine Overseas Fund, Ltd., a company organized under the laws of the Cayman Islands ("TOF") with respect to the shares of Common Stock owned by TOF and separately managed accounts; and
         (vi) Jeffrey L. Gendell ("Mr. Gendell"), with respect to the shares of Common Stock owned directly by TCP, TP and TOF.

          The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

Item 2(c).   Citizenship:

     Each of TCP and TP is a limited partnership organized under the laws of the State of Delaware. Each of TCM, TM and TOA is a limited liability company organized under the laws of the State of Delaware. Mr. Gendell is a United States citizen.

Item 2(d).   Title of Class of Securities:
     Common Stock, no par value (the "Common Stock")

CUSIP No. 117421107                   13G                   Page 9 of 12 Pages

Item 2(e).  CUSIP Number:  117421107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

Item 4.  Ownership.

     A.  Tontine Capital Partners, L.P.

             (a) Amount beneficially owned: 397,100
             (b) Percent of class: 2.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 18,943,884 shares of Common Stock issued and outstanding as of August 2, 2004, as set forth in the Company's Form 10-Q for the quarterly period ended July 2, 2004.
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 397,100
              (iii) Sole power to dispose or direct the disposition: -0-

CUSIP No. 117421107                   13G                  Page 10 of 12 Pages

             (iv) Shared power to dispose or direct the disposition: 397,100

     B.  Tontine Capital Management, L.L.C.

             (a) Amount beneficially owned: 397,100
             (b) Percent of class: 2.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 397,100
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 397,100

     C.      Tontine Partners, L.P.
             (a) Amount beneficially owned: 561,100
             (b) Percent of class: 3.0%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 561,100
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 561,100

     D. Tontine Management, L.L.C.
             (a) Amount beneficially owned: 561,100
             (b) Percent of class: 3.0%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 561,100
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 561,100

     E.      Tontine Overseas Associates, L.L.C.
             (a) Amount beneficially owned: 329,200
             (b) Percent of class: 1.7%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 329,200
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 329,200

     F.      Jeffrey L. Gendell
             (a) Amount beneficially owned: 1,287,400
             (b) Percent of class: 6.8%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,287,400
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,287,400

Item 5.      Ownership of Five Percent or Less of a Class.

     Not applicable.

CUSIP No. 117421107                   13G                  Page 11 of 12 Pages

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

     TCM, the general partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of the shares. TM, the general partner of TP, has the power to direct the affairs of TP, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Gendell is the Managing Member of TCM, TM and TOA and in that capacity directs their operations. TOF, as a client of TOA, has the power to direct the receipt of dividends from or the proceeds of the sale of such shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.      Identification and Classification of Members of the Group.

     Not applicable.

Item 9.      Notice of Dissolution of Group.

     Not applicable.


Item 10.     Certification.

     Each of the Reporting Persons hereby makes the following certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 117421107                   13G                  Page 12 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: October 29, 2004

                                     /s/ JEFFREY L. GENDELL
                                     Jeffrey L. Gendell, individually, and as
                                     managing member of
                                     Tontine Capital Management, L.L.C.,
                                     general partner of
                                     Tontine Capital Partners, L.P., and as
                                     managing member of
                                     Tontine Management, L.L.C.,
                                     general partner of
                                     Tontine Partners, L.P., and as
                                     anaging member of
                                     Tontine Overseas Associates, L.L.C.